SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 1 OF 10 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                          Skechers U.S.A., Incorporated
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                    830566105
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Alexandra Global Master Fund Ltd.
     (No I.R.S. ID Number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A)[ ]
                                                                          (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,848,349 shares of Common Stock* (See Item 4)
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%* (See Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Alexandra Investment Management, LLC
     13-4092583
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A)[ ]
                                                                          (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,848,349 shares of Common Stock* (See Item 4)
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%* (See Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Mikhail A. Filimonov
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A)[ ]
                                                                          (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,848,349 shares of Common Stock* (See Item 4)
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%* (See Item 4)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Dimitri Sogoloff
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A)[ ]
                                                                          (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       2,848,349 shares of Common Stock* (See Item 4)
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,848,349 shares of Common Stock* (See Item 4)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6%* (See Item 4)
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 6 OF 10 PAGES

Item 1(a).   Name of Issuer:

             Skechers U.S.A., Incorporated, a Delaware corporation (the
             "Issuer")

Item 1(b).   Address of Issuer's Principal Executive Offices:

             228 Manhattan Beach Boulevard
             Manhattan Beach, California 90266

Item 2(a).   Names of Persons Filing:

             Alexandra Global Master Fund Ltd. ("Alexandra")
             Alexandra Investment Management, LLC ("Management")
             Mikhail A. Filimonov ("Filimonov")
             Dimitri Sogoloff ("Sogoloff")

Item 2(b).   Address of Principal Business Office:

             Alexandra - Citco Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands
             Management - 767 Third Avenue, 39th Floor, New York,
             New York 10017

             Filimonov - 767 Third Avenue, 39th Floor, New York,
             New York 10017
             Sogoloff - 767 Third Avenue, 39th Floor, New York,
             New York 10017

Item 2(c).   Place of Organization or Citizenship:

             Alexandra - British Virgin Islands
             Management - Delaware
             Filimonov - U.S.
             Sogoloff - U.S.

Item 2(d).   Title of Class of Securities:

             Common Stock, $0.001 par value, of the Issuer (the "Common Stock")

Item 2(e).   CUSIP Number: 830566105

Item 3.      This Schedule is filed pursuant to Rule 13d-1(c) by
             Alexandra, Management, Filimonov and Sogoloff

Item 4.      Ownership:

             (a)  Amount Beneficially Owned:

                  Alexandra: 2,848,349 shares*
                  Management: 2,848,349 shares*
                  Filimonov: 2,848,349 shares*
                  Sogoloff: 2,848,349 shares*

             (b)  Percent of Class:

                  Alexandra: 6.7%*
                  Management: 6.7%*
                  Filimonov: 6.7%*
                  Sogoloff: 6.7%*

                (Based on 39,945,421 shares of Common Stock outstanding, consisting of 23,294,232 shares of Class A Common Stock and 16,651,189 shares of Class B Common Stock outstanding, as of November 1, 2005, as reported by the Issuer in the Issuer's Quarterly Report on Form

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 7 OF 10 PAGES

                  10-Q for the quarter ended September 30, 2005)

             (c)  Number of Shares as to which the Person has:

                  (i)   sole power to vote or to direct the vote

                        -0-

                  (ii)  shared power to vote or to direct the vote:

                        2,848,349 shares*

                  (iii) sole power to dispose or to direct the disposition of

                        -0-

                  (iv)  shared power to dispose or to direct the disposition of

                        2,848,349 shares*

* The shares of Common Stock reported as beneficially owned by Alexandra on this Schedule are shares of Class A Common Stock that Alexandra has the right to acquire upon conversion of 4.5% Convertible Subordinated Notes Due 2007 of the Issuer.

Management serves as investment advisor to Alexandra. By reason of such relationship, Management may be deemed to share voting and dispositive power over the shares of Common Stock owned by Alexandra. Management disclaims beneficial ownership of such shares of Common Stock.

Filimonov serves as the Chairman, the Chief Executive Officer, a Managing Member and the Chief Investment Officer of Management. Sogoloff serves as the President, a Managing Member and the Chief Risk Officer of Management. By reason of such relationships, each of Filimonov and Sogoloff may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Management. Filimonov and Sogoloff each disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Management or any other person reporting on this Schedule.

Item 5.      Ownership of Five Percent or Less of a Class:

             Not applicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another
             Person:

             Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

             Not applicable

Item 8.      Identification and Classification of Members of the Group:

             Not applicable

Item 9.      Notice of Dissolution of Group:

             Not applicable

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 8 OF 10 PAGES


Item 10. Certification:

By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of February 14, 2006, by and among Alexandra, Management, Filimonov and Sogoloff.

SCHEDULE 13G
CUSIP NO. 830566105                                           PAGE 9 OF 10 PAGES

                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated as of February 14, 2006

                                        ALEXANDRA GLOBAL MASTER FUND LTD.

                                        By: ALEXANDRA INVESTMENT MANAGEMENT,
                                            LLC,
                                            its Investment Advisor


                                        By: /s/ Mikhail A. Filimonov
                                            ------------------------------------
                                        Mikhail A. Filimonov
                                        Title: Managing Member


                                        ALEXANDRA INVESTMENT MANAGEMENT, LLC


                                        By: /s/ Mikhail A. Filimonov
                                            ------------------------------------
                                        Mikhail A. Filimonov
                                        Title: Managing Member


                                        /s/ Mikhail A. Filimonov
                                        ----------------------------------------
                                        Mikhail A. Filimonov


                                        /s/ Dimitri Sogoloff
                                        ----------------------------------------
                                        Dimitri Sogoloff